FOR IMMEDIATE RELEASE

Norfolk Southern appoints Cynthia C. Earhart executive vice president and chief financial officer

NORFOLK, Va., Aug. 14, 2017 – Norfolk Southern Corporation (NYSE: NSC) today announced that, following a comprehensive search process, its board of directors has appointed Cynthia C. Earhart as executive vice president and chief financial officer, effective Aug. 15, 2017.

Earhart succeeds Thomas E. Hurlbut, NS’ vice president and controller, who has served as interim chief financial officer since Aug. 1, 2017, following the retirement of Marta R. Stewart.

Earhart joined NS in 1985 and most recently served as executive vice president and chief information officer. In connection with her appointment as CFO, Earhart will retain her information technology responsibilities.

“After an extensive review of internal and external candidates, the Board is pleased to announce Cindy’s appointment as CFO,” said James A. Squires, NS chairman, president and CEO. “Cindy has a strong financial background, a comprehensive understanding of NS’ operations, and a proven track record as a senior executive who challenges thinking and encourages innovation. As we continue to leverage technology enhancements to drive further improvements in customer service and productivity, we are confident that having Cindy in this key position will accelerate our progress. We welcome Cindy to her new role and look forward to benefiting from her expertise as we build on our success in reducing costs, driving profitability, and accelerating growth.”

About Cynthia C. Earhart
Since joining NS’ accounting department in 1985, Earhart held positions of increasing responsibility in the accounting department, including assistant vice president, before transitioning to information technology. She was named vice president, information technology in 2001. In 2007, Earhart was named vice president human resources, and in 2013, she was appointed executive vice president administration. She assumed expanded responsibilities as executive vice president, administration and chief information officer in 2015. Earhart, a former certified public accountant, began her career at NS following her service as an accountant at Ernst & Young’s predecessor CPA firm Ernst and Whinney. She earned her Bachelor of Science degree in accounting from the University of Missouri and has completed the Advanced Management Program at Harvard Business School.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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